Exhibit 99.1

VCA Antech, Inc. Reports Preliminary Fourth Quarter and Annual 2007 Results and Provides Financial Guidance for 2008

LOS ANGELES--(BUSINESS WIRE)--VCA Antech, Inc. (NASDAQ:WOOF), a leading animal healthcare company in the United States, reports preliminary financial results for the quarter and year ended December 31, 2007 and provides financial guidance for 2008.

Our results for 2007 will be as follows:

  Revenue of $1.16 billion for fiscal year 2007 and $284 million for the fourth quarter of 2007;
  Diluted earnings per common share from $1.40 to $1.41 for fiscal year 2007 and from $0.28 to $0.29 for the fourth quarter of 2007.

Our 2007 results for the fiscal year and fourth quarter include an after-tax benefit of $2.2 million, or $0.03 per diluted common share, related to a decrease in our estimated workers compensation liability for policy periods prior to 2007.

Bob Antin, Chairman and CEO, stated, “The company had a very good year in 2007 with annual consolidated revenue increasing over 17% to $1.16 billion. During 2007, each of our business segments continued to grow through solid organic growth and our successful animal hospital acquisition program. In addition to the acquisition of Healthy Pet Corp. that comprised 42 animal hospitals with annual revenues of approximately $80.0 million, we acquired 29 individual animal hospitals with annual revenue of over $57.0 million. For the year, animal hospital same-store revenue growth was 5.2% and laboratory internal revenue growth was 13.5%.

“We believe that, historically, the animal healthcare industry and our business have been relatively resistant to changes in the general economy, but not immune to them. However, the fourth quarter results appear to indicate that we were marginally impacted by the uncertainty in the economy. In addition, the timing of the Christmas and New Year holidays, the California fires, the weather and competition also had an adverse impact on our results. As a result of these factors, during the fourth quarter, and particularly the second half of the quarter, our internal revenue growth slowed. Animal hospital same-store revenue growth for the fourth quarter of 2007 was 2.5% and laboratory internal revenue growth was 9.1%.

“Our animal hospital and laboratory operating margins for the fourth quarter of 2007 will be approximately 13.1% to 13.3% and 38.6% to 38.8%, respectively. Our animal hospital and laboratory operating margins were favorably impacted by approximately 1.3% and 0.9%, respectively, as a result of the decrease in our estimated workers compensation liability discussed above.

“Although it is apparent that the economy during the past several months has marginally impacted our growth rates, we remain optimistic of our long-term outlook and favorable trends in the animal healthcare industry.

“We continue to invest in the U.S. animal healthcare industry and we are very excited about our recent investment in Canada. Our acquisition program is off to a great start in 2008 with the acquisition of 10 domestic animal hospitals with annual revenue of $24.7 million. We recently made our first investment in the animal hospital industry outside the Unites States with a minority investment in Associated Veterinary Clinics (“AVC”) located in Calgary, Canada. AVC’s outstanding management team has established AVC as a leading operator of animal hospitals located in Canada, operating 21 hospitals.”

In 2008, we plan to continue our growth strategy by capitalizing on our leading market position to generate revenue growth and through animal hospital acquisitions. Our financial guidance for 2008 is as follows:

  Revenue from $1.30 billion to $1.33 billion;
  Laboratory internal revenue growth to a range from 8% to 10%;
  Animal hospital same-store revenue growth to a range from 3% to 5%;
  Animal hospital acquired revenue from $50.0 million to $60.0 million;
  Net income from $135.0 million to $139.0 million; and
  Diluted earnings per common share from $1.55 to $1.60.

Our revenue guidance for 2008 represents a 13% to 15% increase from 2007, with acquisitions contributing approximately 8% to 9% and organic growth contributing 5% to 6%. Our organic growth assumptions take into account the higher volumes we experienced in 2007 related to the tainted pet food scare and our current assessment of the impact of trends in the economy.

Our discussion of 2007 results is based on preliminary, unaudited results, which are subject to audit adjustments. We expect to announce final results on February 21, 2008. We will discuss our company’s fourth quarter and annual 2007 financial results and our 2008 financial guidance during a conference call on February 21, 2008 at 4:30 p.m. Eastern Time. You can access a live broadcast of the call by visiting our website at http://investor.vcaantech.com. You can also access the call via telephone by dialing (877) 675-4753. Interested parties should call at least 10 minutes prior to the start of the call to register.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our financial guidance for fiscal year 2008. Actual results may and likely will differ materially from the guidance provided in this release. Among the important factors that could cause actual results to differ are: a material adverse change in our financial condition or operations; the impact of adverse trends in the general economy on the rate of our laboratory internal revenue growth and animal hospital same-store revenue growth; the level of direct costs and our ability to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of our recent acquisitions (including Healthy Pet Corp.) and our ability to effectively manage our growth and achieve operating synergies; a decline in demand for some of our products and services; any disruption in our information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of our goodwill and other intangible assets; changes in prevailing interest rates; our ability to service our debt; and general economic conditions. These and other risk factors are discussed in our Report on Form 10-K for the year ended December 31, 2006, and our Report on Form 10-Q for the quarter ended September 30, 2007, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

We own, operate and manage the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, and we supply diagnostic imaging equipment to the veterinary industry.

CONTACT:
VCA Antech, Inc.
Tom Fuller, Chief Financial Officer
310-571-6505